JETBLUE AIRWAYS REPORTS DECEMBER TRAFFIC
New York, NY (January 13, 2020) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for December 2019. Traffic in December 2019 increased 5.7 percent from December 2018, on a capacity increase of 4.4 percent. Load factor for December 2019 was 82.4 percent, an increase of 1.0 points from December 2018. JetBlue’s preliminary completion factor for December 2019 was 99.3 percent and its on-time (1) performance was 66.7 percent.

Fourth quarter revenue per available seat mile (RASM) is expected to decrease approximately 2.7 percent year-over-year.

JETBLUE AIRWAYS TRAFFIC RESULTS

	December 2019	December 2018	% Change
Revenue passenger miles (000)	4,603,228	4,354,643	5.7%
Available seat miles (000)	5,587,522	5,352,847	4.4%
Load factor	82.4%	81.4%	1.0 pts.
Revenue passengers	3,626,992	3,536,377	2.6%
Departures	31,356	31,658	(1.0)%
Average stage length (miles)	1,161	1,128	2.9%

	Y-T-D 2019	Y-T-D 2018	% Change
Revenue passenger miles (000)	53,616,780	50,790,104	5.6%
Available seat miles (000)	63,840,680	59,880,815	6.6%
Load factor	84.0%	84.8%	-0.8 pts.
Revenue passengers	42,727,694	42,149,989	1.4%
Departures	368,355	366,619	0.5%
Average stage length (miles)	1,140	1,096	4.0%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to nearly 100 cities in the U.S., Caribbean, and Latin America with an average of more than 1,000 daily flights. For more information, please visit jetblue.com.

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